EXHIBIT 10.11
REPRESENTATIVE AGREEMENT

     This REPRESENTATIVE AGREEMENT is made and entered into as of the 6th day of November, 2000 by and between Brawley, Pardini, Fonzi, Inc., located at 5242 Katella Ave., Suite 102, Los Alamitos, CA 90720 (hereinafter referred to as referred to as the “REPRESENTATIVE”), and American Technologies Group, Inc., located at 1017 S. Mountain Avenue, Monrovia California 91016 (hereinafter referred to as “MANUFACTURER”)

     In their mutual best interest, and in consideration of the mutual covenants hereinafter set forth, MANUFACTURER and the REPRESENTATIVE agree as follows:

1. Duration of Agreement: This Agreement shall remain in force until terminated in accordance with paragraph 14.

2. Territory: MANUFACTURER hereby appoints and designates the REPRESENTATIVE as its sole and exclusive manufacturer's representative and sales agent for the products described in Section 3 hereof in the territory described below:

Continental United States

However, REPRESENTATIVE shall not offer the products for sale to the trucking, bus, rail, transit or asphalt industries.

3. Products: The REPRESENTATIVE is authorized to offer The Force® airborne combustion enhancer, and such other products as the parties may from time to time agree upon, for sale on terms and conditions, and in accordance with the general sales policies established from time-to-time by MANUFACTURER. MANUFACTURER agrees to furnish complete and up-to-date information on its product lines to REPRESENTATIVE but retains the exclusive right to define such products and services.

4.	Competitive Products*: The REPRESENTATIVE agrees that, until the termination of this Agreement, it will not represent any person, firm, corporation or entity manufacturing items which are directly competitive with the products being manufactured by MANUFACTURER. The REPRESENTATIVE agrees to keep MANUFACTURER informed of products offered by other manufacturers it represents which are similar to some but not all of the products offered by MANUFACTURER. MANUFACTURER and the REPRESENTATIVE will work to resolve any potential conflict between themselves.

     * Referring to airborne fuel/engine treatment

5. Independent Entity: The REPRESENTATIVE agrees to conduct all of its business in its own name as an independent contractor, to maintain at least one active sales office in the Territory and to provide competent sales engineers who will apply their best efforts to provide sales coverage to MANUFACTURER. In connection with the performance of this Agreement, the entire management and direction of the REPRESENTATIVE’s operations, including the sales organization, shall at all times be under the exclusive control and management of the REPRESENTATIVE.

6. Operating Procedure and Communications: The REPRESENTATIVE agrees that it will, at all times, use its best efforts to promote the business and welfare of MANUFACTURER.

a. The REPRESENTATIVE’s duties in connection with the promotion of business for MANUFACTURER shall include but are not restricted to: active solicitation of orders, application engineering, assistance on proposal preparation, field service, liaison engineering, assistance with contract negotiations, contract administration, prompt follow-up of and reporting on sales leads, and complete disclosure to MANUFACTURER of information pertinent to MANUFACTURER.

b. MANUFACTURER agrees to furnish the REPRESENTATIVE with copies of all correspondence, invoices, sales documents, sales leads and other information pertaining to sales and prospective sales within the REPRESENTATIVE’s territory promptly upon their origination.

c. The REPRESENTATIVE agrees to furnish MANUFACTURER with copies of correspondence, or other documents it originates pertinent to its work on behalf MANUFACTURER in a timely manner. The REPRESENTATIVE also agrees to cooperate with MANUFACTURER in furnishing Active Prospect lists and such periodic and special sales and operating reports as may be requested from time-to-time by MANUFACTURER.

7. Confidentiality: The REPRESENTATIVE acknowledges that it is in a confidential relationship with MANUFACTURER in respect to proprietary items, trade secrets, processes, inventions, operational procedures, and any and all other information obtained by the REPRESENTATIVE through its representation of MANUFACTURER. The REPRESENTATIVE, its servants, employees and associates, shall not disclose during the term of this Agreement, nor at any time thereafter, any prices, trade secrets, processes, inventions, proprietary information, operational procedures, or other information which MANUFACTURER may have revealed to the REPRESENTATIVE, its servants, employees and associates, during the term of this Agreement.

8. Sales Promotion: It is contemplated that MANUFACTURER may from time-to-time engage in sales promotion and advertising on behalf of its product line in conjunction with sales activities of the REPRESENTATIVE. In connection with such efforts, MANUFACTURER will supply reasonable quantities of promotional, advertising and pricing material without cost to the REPRESENTATIVE.

9. Training: MANUFACTURER recognizes the importance of adequate training on its products, their applications and how they are sold. Accordingly, MANUFACTURER will from time-to-time prepare training materials and provide training schools and training programs for the REPRESENTATIVE. The REPRESENTATIVE agrees to make every reasonable effort to assure active participation of all appropriate personnel in its organization in the use of such materials and attendance at training events.

10. Prices: MANUFACTURER reserves the exclusive right to establish all prices, discount specifications, terms and conditions governing the sale of its products and services. MANUFACTURER further reserves the right to change any and all such prices and other terms of sales at any time and without prior notice, but agrees to furnish the REPRESENTATIVE with full current information on them to the best of its ability.

11. Acceptance of Orders: All orders solicited or obtained by the REPRESENTATIVE shall be subject to acceptance or rejection by MANUFACTURER in its uncontrolled discretion. It is understood that the REPRESENTATIVE is hereby granted only the authority to solicit and obtain orders for transmittal to MANUFACTURER. The REPRESENTATIVE has neither express or implied authorization to accept orders on behalf of MANUFACTURER or to enter into written or oral contracts or agreements of any nature on behalf of MANUFACTURER.

12. REPRESENTATIVE Compensation: The REPRESENTATIVE shall be compensated entirely on a commission basis at the rate of 10% of net sales to their customers, subject to the following provisions.

a. REPRESENTATIVE commissions are payable by the 15th business day of each month on orders paid during the preceding calendar month. Each payment shall be preceded or accompanied by an accounting in sufficient detail to enable the REPRESENTATIVE to check the accuracy and the amount of commissions paid.

b. Commissions are computed on the net amount of invoices rendered, after all trade discounts have been deducted.

c. MANUFACTURER shall charge back to the REPRESENTATIVE’s commission account the amount of any commissions already credited, in connection with any and all proper and allowable deductions made by the customer when remitting.

d. MANUFACTURER shall have the right to charge back to the REPRESENTATIVE’s commission account a pro rata amount of any commissions already credited or paid to the REPRESENTATIVE, when final settlement is made or completed with a customer on other than a full payment basis; it is expressly understood that MANUFACTURER shall at all times exercise proper caution and diligence it its endeavors to collect full and proper amounts from its customers.

e. If credit is granted or a refund is made to a customer by MANUFACTURER because of returned products, any commission already paid on such returned products shall be deducted from the next commission payment or refunded by the REPRESENTATIVE if no further commissions are to become due.

f. MANUFACTURER shall not be obligated hereunder to make payment of commissions to the REPRESENTATIVE for any order received or accepted prior to the effective date of this Agreement.

13. Effective Date: This Agreement shall become effective when executed by the REPRESENTATIVE and a duly authorized officer of MANUFACTURER as of the date first above written.

14. Termination: This Agreement shall terminate automatically upon the occurrence of a breach of this Agreement by MANUFACTURER or by the REPRESENTATIVE, but such termination shall not affect the right of the injured party to compensation from the other for damages occasioned by any such breach.

a. This Agreement may be terminated without cause by either party hereto by giving written notice to that effect in accordance with the following schedule:

     During the 1st year — 30 days
     During the 2nd year — 60 days
     During the 3rd year — 90 days
     During the 4th and subsequent years — 120 days

Such notice of termination to be sent by certified or registered United States mail directed to the principal place of business of the other party as written first above in this Agreement.

15. Applicable Laws: The laws of the State of California shall apply and bind the parties in any and all questions arising hereunder regardless of the jurisdiction in which say action or proceedings may be initiated or maintained.

16. Export Business: All export business, regardless of origin, shall be excluded from this Agreement and MANUFACTURER shall be under no obligation to pay the REPRESENTATIVE commissions in connection with any sales or purchases made expressly for export from the United States. However, should MANUFACTURER ask for, look to or accept the assistance of the REPRESENTATIVE on any such transaction, the REPRESENTATIVE shall, unless otherwise agreed in writing, be entitled to commissions on the same terms and conditions as otherwise provided in this Agreement.

17. Assignability: REPRESENTATIVE acknowledges that the consideration for entering into this Agreement is the personal reputation, qualifications and abilities of the present owner or owners of REPRESENTATIVE’s business and operations, and accordingly the obligation of the REPRESENTATIVE hereunder is not subject to assignment or delegation, either voluntarily or by operation of law, except with the prior written consent and agreement of MANUFACTURER.

18. Disputes and Arbitration: MANUFACTURER and the REPRESENTATIVE agree that any disputes or questions arising hereunder including the construction or application of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force, and that the arbitration hearings shall be held in the city in which the principal office of the party requesting arbitration (with the American Arbitration Association) is located. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Associate to name a panel of five (5) arbitrators. The MANUFACTURER shall strike the names of two (2) on this list, the REPRESENTATIVE shall then strike two (2) names, and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties both as to law and to fact, and shall not be appealable to any court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.

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19. Entire Agreement: This instrument contains the entire agreement between the parties hereto in connection with the appointment of the REPRESENTATIVE as sole and exclusive manufacturer’s representative and sales agent of MANUFACTURER in the assigned territory. This Agreement cancels and supersedes any and all other previous arrangements or agreements between the REPRESENTATIVE and MANUFACTURER. It is understood by both parties hereto that this agreement constitutes a contract between the REPRESENTATIVE and MANUFACTURER. REPRESENTATIVE agrees to maintain sufficient public liability and personal liability insurance and hold harmless MANUFACTURER from any claims which may arise out of the REPRESENTATIVE’s day-to-day business activities on behalf of MANUFACTURER.

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

Brawley, Pardini, Fonzi, Inc.	American Technologies Group, Inc.

BY: /s/ Patrict Pardini —————————————— Patrict Pardini	BY: /s/ Lawrence J. Brady —————————————— Lawrence J. Brady Chief Executive Officer

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